UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2009
Technitrol, Inc.
(Exact name of registrant as specified in its charter)

PA	001-05375	23-1292472

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA	19053

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (215) 942-8400
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
On December 15, 2009, Technitrol, Inc. (the “Company”) entered into agreements to issue $50 million aggregate principal amount of convertible senior notes due 2014 (the “Notes”) to certain investors who are both qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)), who are also accredited investors (within the meaning of Rule 501 as promulgated under the Securities Act). The Notes will be issued pursuant to an indenture (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee. The Notes will be senior unsecured obligations of the Company, will pay interest semiannually at a rate of 7.00% per annum and will mature on December 15, 2014. The Notes will be sold to the purchasers at a price equal to the aggregate principal amount. The issuance of the Notes is expected to be completed on December 22, 2009.
The Company estimates that the net proceeds from the offering will be approximately $46 million after deducting estimated expenses, as well as approximate commissions of $2 million to the Company’s placement agent. The Company intends to use the net proceeds of the offering to repay a portion of the indebtedness outstanding under the Company’s secured credit facility.
Holders of the Notes may convert their Notes based on an initial conversion rate of 156.6465 shares per $1,000 principal amount of Notes (equal to an initial conversion price of approximately $6.38 per share, representing an 18% conversion premium based on the closing price of $5.41 per share on December 15, 2009) at any time prior to the maturity date. The initial conversion rate will be adjusted for certain events. The Company will satisfy any conversion of the Notes with shares of the Company’s common stock. Subject to conversion rate adjustments, the total number of shares of common stock issuable upon conversion of the Notes will not exceed 7,832,325 shares of common stock.
The Notes will not be redeemable at the Company’s option. Holders of the Notes will not have the right to require the Company to repurchase their Notes prior to maturity except in connection with the occurrence of certain fundamental change transactions. The Notes may be accelerated upon an event of default (such as the failure to pay principal or interest when due or deliver consideration upon conversion, the acceleration of other indebtedness, certain change in control transactions, final judgments for the payment of $15 million or more not discharged in a timely manner, failure to give timely notice of a fundamental change, or failure to comply with any other terms of the Notes or Indenture) and will be accelerated upon bankruptcy, insolvency, appointment of a receiver and similar events with respect to the Company.
The shares of common stock issuable upon conversion of the Notes will not be registered for resale on a shelf registration statement. If the Company fails to file any annual, quarterly or current report during the six month period beginning six months after the issuance of the Notes, the Company will pay additional interest of .25% per annum for each day the Company has failed to file or the Notes are not freely tradable. Additionally, the Company will pay additional interest of .25% per annum if the Notes are not freely tradable or still contain a restrictive legend at anytime after one year following the issuance of the Notes.
The Company offered and sold the Notes to the purchasers in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Notes may be resold or transferred to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The Notes and the Company’s common stock issuable upon conversion of the Notes have not been registered under the Securities Act or any other applicable securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act.
Item 8.01 Other Events.
On December 16, 2009, the Company issued a press release announcing the commencement of the offering, the pricing and other terms of the Notes to be offered by the Company. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities. The Notes and the underlying common stock issuable upon conversion of the Notes have not been registered under the Securities Act or any applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated December 16, 2009 announcing the commencement of the offering, the pricing and other terms of the Notes.

Signature(s)
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technitrol, Inc.
Date: December 16, 2009	By:	/s/ Drew A. Moyer
Drew A. Moyer
Sr. Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 16, 2009 announcing the commencement of the offering, the pricing and other terms of the Notes.